EXHIBIT 21.1

                      SUBSIDIARIES OF THE REGISTRANT

M & R CORPORATION ("MRC"), Delaware

     M & R Investment Company, Inc. ("MRI"), Nevada wholly-owned by MRC

          SHF Acquisition Corporation, Nevada
               wholly-owned by MRI

          Southlake Acquisition Corporation, Nevada wholly-owned by MRI

CONTINENTAL CALIFORNIA CORPORATION, Delaware wholly-owned by Registrant